Exhibit 2(g)


AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT

AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT dated as of February 11, 2000 among NewCheck Corporation, d/b/a Productivity Solutions, Inc., a corporation duly organized, validly existing under the laws of the State of Delaware (hereinafter referred to as the "Company"), and those holders of the Company's securities set forth on Annex I hereto (hereinafter referred to, individually, as a "Holder" and collectively, as the "Holders").
W I T N E S S E T H :
WHEREAS, the Company and the holders of its Series B1 Convertible Preferred Stock, $.0001 par value (hereinafter referred to as the "Series B1 Preferred Stock"), and the holders of its Series B2 Convertible Preferred Stock, $.0001 par value (hereinafter referred to as the "Series B2 Preferred Stock" and, together with the Series B1 Preferred Stock, hereinafter referred to as the "Series B Preferred Stock"), both series convertible into shares of the Company's common stock, $.0001 par value (hereinafter referred to as the "Common Stock"), are parties to a Stockholder's Agreement dated as of May 13, 1998 (hereinafter referred to as the "Original Securityholders Agreement"), pursuant to which such holders mutually agreed to certain matters respecting the Company, including, without limitation, certain covenants pertaining to Board representation, voting of their respective shares and other matters;
WHEREAS, the Company and  the purchasers (hereinafter
referred to as the "Purchasers") of the Company's Series C Convertible Preferred Stock, $.0001 par value (hereinafter referred to as the "Senior Preferred Stock"), and its 8% Convertible Notes dated as of even date herewith (hereinafter referred to as the "Convertible Notes"), are parties to a Stock and Convertible Note Purchase Agreement dated as of even date herewith (hereinafter referred to as the "Stock and Note Purchase Agreement"), providing for, among other matters, the issuance and delivery by the Company: (i) to the Purchasers of shares of the Senior Preferred Stock, such shares convertible into shares of Common Stock; (ii) to Electronic Retailing Systems International, Inc. (hereinafter referred to as "ERS") of its Convertible Note (hereinafter referred to as the "ERS Convertible Note"), convertible into shares of Senior Preferred Stock and (iii) to AG Checkout LLC (hereinafter referred to as
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"AG") of its Convertible Note, convertible into shares of
Senior Preferred Stock;
WHEREAS, it is  a condition to the acquisition and
acceptance by the Purchasers of the Senior Preferred Stock and the Convertible Notes that the Original Securityholders Agreement be amended and restated as set forth herein, and that the parties execute and deliver this Agreement;
WHEREAS, each of the parties hereto (other than the
Company) is on the date hereof a holder of a Convertible Note, or the number of shares of Series B Preferred Stock or Senior Preferred Stock (hereinafter referred to, collectively, as "Convertible Preferred Stock"; the Convertible Preferred Stock
(including, without limitation, all shares of   Senior
Preferred Stock into which the Convertible Notes are convertible), and all shares of Common Stock into which the shares of Convertible Preferred Stock are convertible, together with all shares of the Company's Series A Convertible Preferred Stock, $.0001 par value [hereinafter referred to as the "Series A Preferred Stock"], and the Common Stock into which such shares are convertible, being hereinafter referred to, collectively, as the "Stock") as is set forth on Annex I hereto;
WHEREAS, the holders of the Series B Preferred Stock party hereto constitute, on the date hereof, the Super-Required Holders (as set forth in the Original Securityholders Agreement); and
NOW, THEREFORE, in consideration of the agreements,
premises and mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:
1.	Original Securityholders Agreement. This Agreement
hereby amends and restates the terms and provisions of the Original Securityholders Agreement, which are superseded in their entirety by the provisions hereof.
2.	Right of First Offer for New Securities.
(a) The Company hereby grants to each of the Holders a
right of first offer to purchase shares of any New Securities (as defined below) which the Company may, from time to time, propose to sell and issue prior to the Initial Public Offering (as defined below). Such right of first offer shall allow each Holder to purchase its "Proportionate Share" or "Residual Proportionate Share" (as such terms are defined below) of the New Securities proposed to be issued. In the event any Holder
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does not purchase any or all of its First Offeree Proportionate
Share or First Offeree Residual Proportionate Share, or Second Offeree Proportionate Share or Second Offeree Residual Proportionate Share (as such terms are defined below) of New Securities, the other Holders shall have the right to purchase such unpurchased New Securities, as described below. The right of first offer granted under this Section 2 shall terminate as to any Final Balance (as defined below) of New Securities to be issued if and to the extent unexercised as to such Final
Balance within 25 Business Days after receipt of the notice described in Section 2(c) hereof. Holders may reallocate their right of first offer, to the extent arising from ownership of any series of securities (or securities convertible into such series), to other Holders of the same series of securities (or securities convertible into such series).
(b) Unless otherwise defined herein, the following terms
shall have the respective meanings set forth below (such meanings being equally applicable to both the singular and plural form of the terms defined):
(i) "Initial Public Offering" shall mean the first
sale of securities by the Company pursuant to an effective registration statement filed by the Company under the
Securities Act of 1933 (hereinafter referred to as the
"Securities Act");
(ii) "New Securities" shall mean any authorized but
unissued shares, and any treasury shares, of capital stock
of the Company and all rights, options or warrants to
purchase capital stock, and securities of any type
whatsoever that are, or may become, convertible into
capital stock; provided, however, that the term "New
Securities" does not include (i) securities issued
pursuant to the acquisition of another corporation by the Company by merger, purchase of all or substantially all of the assets or other reorganization whereby the Company
shall become the owner of more than 50% of the voting
power of such corporation; (ii) shares of Common Stock or Convertible Preferred Stock issued in connection with any stock split or stock dividend of the Company; (iii) shares
of Common Stock issued pursuant to any public offering and
sale of equity securities of the Company pursuant to an effective registration statement under the Securities Act;
(iv) shares of Common Stock issued pursuant to the
conversion of any series of convertible preferred stock of
the Company, including the Series A Preferred Stock,
Series B Preferred Stock or Senior Convertible Preferred
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Stock; (v) up to 1,550,000 shares of Common Stock (or any
options, warrants or rights to purchase such shares of
Common Stock) issued or issuable to officers, directors, employees or consultants of the Company pursuant to stock grants, stock purchase plans, stock option plans or other stock incentive programs, agreements or arrangements
approved by the Board (such number appropriately adjusted
to reflect any stock splits, dividends, combinations, reclassifications or recapitalizations), and (vi) shares of Common Stock issued or issuable upon conversion or
exercise of or as dividends with respect to options,
rights, warrants or other convertible securities of the
Company outstanding as of the date hereof (and giving
effect to the transactions contemplated by the Stock and
Note Purchase Agreement and the additional agreements
contemplated thereunder).
(iii) "Proportionate Shares" shall mean the First
Offeree Proportionate Share or the Second Offeree
Proportionate Share.
(iv) "First Offeree Proportionate Share" shall be
equal to a fraction, the numerator of which shall equal
the total number of shares of Common Stock (determined on
an as-converted basis [prior to a Participation Event, as defined in the Amended Terms, Preferences, Rights and Limitations of the Series B Preferred Stock, as filed with the Secretary of State of Delaware together with the
Company's Fifth Restated Certificate of Incorporation and
from time to time amended] and only including the Senior Preferred Stock [including the Senior Preferred Stock issuable upon conversion of the Convertible Notes] and
Common Stock issuable upon conversion thereof) then owned
by or issuable to such Holder (if a holder of the Senior Preferred Stock or of the Convertible Notes) and the
denominator of which shall equal the total number of
shares of Common Stock (determined on an as-converted
basis prior to a Participation Event and only including
the Senior Preferred Stock [including the Senior Preferred
Stock issuable upon conversation of the Convertible Notes]
and Common Stock issuable upon conversion thereof) owned
by or issuable to all Holders who are holders of the
Senior Preferred Stock or of the Convertible Notes.
(v) "Second Offeree Proportionate Share" shall be
equal to a fraction, the numerator of which shall equal
the total number of shares of Common Stock (determined on
an as-converted basis prior to a Participation Event and
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only including the Series B Preferred Stock and  Common
Stock issuable upon conversion thereof) then owned by a
Holder who is a holder of the Series B Preferred Stock and
the denominator of which shall equal the total number of
shares of Common Stock (determined on an as-converted
basis prior to a Participation Event and only including
the Series B Convertible Preferred Stock and Common Stock issuable upon conversion thereof) owned by all Holders who are holders of the Series B Convertible Preferred Stock.
(c)	If, prior to the Initial Public Offering, the Company
proposes to issue New Securities, it shall give each Holder written notice thereof, describing the New Securities, the number thereof to be issued, the purchase price therefor (which shall be payable solely in cash) and the terms upon which the Company proposes to issue the same. Each Holder of Senior Preferred Stock or of a Convertible Note (hereinafter referred to as a "First Offeree") shall have seven Business Days from the date such notice is given to determine whether to purchase all or any portion of such First Offeree's Proportionate Share of such New Securities for the purchase price and upon the terms specified in the notice by giving written notice to the Company and stating therein the number of New Securities to be purchased.
(c) If, prior to the Initial Public Offering, all First
Offerees have not elected within such  seven Business Day
period to purchase all of the New Securities proposed to be issued, the Company shall provide each Participating First Offeree (as defined below) within three Business Days after such period ends with a schedule setting forth the following information: (i) the amount of New Securities elected to be purchased, (ii) the purchasers thereof (hereinafter referred to, individually as a "Participating First Offeree" and, collectively as the "Participating First Offerees") and the specific amount of New Securities elected to be purchased by each such Participating First Offeree, and (iii) the amount of New Securities not elected to be purchased. Each Participating First Offeree shall thereafter have an additional five Business Days after such three-Business Day period has elapsed to determine whether to purchase all or any portion of such Participating First Offeree's "First Offeree Residual Proportionate Share" (as such term is defined below) of such remaining New Securities for the purchase price and upon the terms specified in the notice by giving written notice to the Company and stating therein the number of New Securities to be purchased. "First Offeree Residual Proportionate Share" shall be equal to a fraction, the numerator of which shall equal the
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total number of shares of Common Stock (as determined in the definition of First Offeree Proportionate Share) then owned by or issuable to such Participating First Offeree and the denominator of which shall equal the total number of shares of such shares of Common Stock owned by or issuable to all Participating First Offerees (as so determined).
(e)	If, prior to the Initial Public Offering, the First
Offerees and/or the Participating First Offerees have not collectively elected to purchase all of the New Securities proposed to be issued (within the time period for notifying the Company set forth in subparagraphs (c) and (d) above), then the Company shall provide each Second Offeree (as defined below) within three Business Days after such period ends with a schedule setting forth the following information: (i) the amount of New Securities elected to be purchased by all Participating First Offerees, and (ii) the amount of New Securities not elected to be purchased (hereinafter referred to as the "Unpurchased Balance"). Each Holder of Series B
Preferred Stock (hereinafter referred to as a "Second Offeree") shall thereafter have an additional five Business Days after such three-Business Day period has elapsed to determine whether to purchase all or any portion of such Second Offeree's Proportionate Share of such Unpurchased Balance for the purchase price and upon the terms specified in the notice by giving written notice to the Company and stating therein the number of New Securities to be purchased from the Unpurchased Balance.
(f) If, prior to the Initial Public Offering, the Second Offerees have not elected within such five-Business Day period to purchase all of the Unpurchased Balance, then the Company shall provide each Participating Second Offeree (as defined below) within three Business Days after such period ends with a schedule setting forth the following information: (i) the amount of the Unpurchased Balance elected to be purchased by Second Offerees, (ii) the purchasers thereof (hereinafter referred to, individually a as "Participating Second Offeree" and, collectively as the "Participating Second Offerees") and the specific amount of the Unpurchased Balance elected to be purchased by each such Participating Second Offeree, and
(iii) the amount of the Unpurchased Balance not elected to be purchased (hereinafter referred to as the "Final Balance").
Each Participating Second Offeree shall thereafter have an additional four Business Days after such three-Business Day period has elapsed to determine whether to purchase all or any portion of such Participating Second Offeree's "Second
Offeree's Residual Proportionate Share" (as such term is
defined below) of such Final Balance for the purchase price and upon the terms specified in the notice by giving written notice to the Company and stating therein the number of New Securities from the Final Balance to be purchased. "Second Offeree
Residual Proportionate Share" shall be equal to a fraction, the numerator of which shall equal the total number of shares of Common Stock (as determined in the definition of Second Offeree Proportionate Share) then owned by such Participating Second Offeree and the denominator of which shall equal the total number of shares of such shares of Common Stock owned by all Participating Second Offerees (as so determined).
(g) If Holders have not elected to purchase all of the
New Securities proposed to be issued (within the time period for notifying the Company set forth above), then the Company shall have 120 calendar days in which to complete the proposed issuance of the Final Balance not purchased by Holders at a price not less than that contained in the notice previously given to Holders and on terms and conditions not more favorable to the third party than those contained in such notice. If, at the end of such 120-calendar day period, the Company has not completed such issuance of the Final Balance of New Securities, the Company shall no longer be permitted to issue such Final Balance of New Securities pursuant to this Section 1 without again fully complying with all of the provisions of this
Section 2.
3.	Supplemental Right of First Offer.
(a) The Company hereby grants to ERS, for as long as it shall hold the ERS Convertible Note or any shares of Senior Preferred Stock, a right of first offer to purchase shares of any Voting Securities (as defined below) not subject to the rights of ERS under Section 2, which the Company may, from time to time, propose to sell and issue, if the effect of such issuance and sale would otherwise result in ownership by ERS of less than ten percent of the outstanding Voting Securities.
Such right of first offer shall allow ERS to purchase a share of the Voting Securities proposed to be issued so as to result in ownership by ERS of not less than ten percent of the outstanding Voting Securities. The right of first offer granted under this Section 3 shall terminate as to such Voting Securities to be issued if and to the extent unexercised as to such Voting Securities within 25 Business Days after receipt of the notice described in Section 3(c) hereof.

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(b) For purposes of this Agreement, the term "Voting
Securities" shall mean all classes of capital stock or other interests in equity (excluding debt securities convertible into equity) of the subject referenced then outstanding and normally entitled to vote in the election of directors, managers or trustees thereof.
(c) If the Company proposed to issue Voting Securities
not subject to the rights of ERS under Section 2, it shall give ERS written notice thereof, describing the Voting Securities, the number thereof to be issued, the purchase price therefor and the terms upon which the Company proposes to issue the
same, and the aggregate Voting Securities that will be outstanding after giving effect to such transaction. ERS shall have seven business days from the date such notice is given to determine whether to purchase such portion of such Voting Securities so as to result in ownership by ERS of not less than ten percent of the outstanding Voting Securities, upon the terms specified in the notice (appropriately allocated to such portion), by giving written notice to the Company and stating therein the number of Voting Securities to be purchased; provided, however, that, in the event that the purchase price specified in the Company's notice shall be payable other than in cash, ERS shall have the right to exercise its right under this Section 3 in exchange for cash equal to the reasonable fair market value of the purchase price otherwise payable for the Voting Securities to be acquired thereby. Such amount shall be determined by the Company and ERS in good faith, except that if such parties are unable to determine such amount within five business days of the Company's notice under this Section 3(c), such amount shall be determined by an independent appraiser qualified in such matters and reasonably acceptable to both the Company and ERS (and the period under this Section 3 during which ERS may exercise its right shall be extended to seven business days subsequent to such determination). The Company shall furnish ERS and such appraiser with all information reasonably related to the calculation of such amount.
	4.	Right of First Offer for Sales of Convertible
Preferred Stock and Series A Preferred Stock.
(a) Each Holder hereby grants to the Company first and
then to each of the other Holders a right of first offer to purchase shares of any Convertible Preferred Stock or Series A Preferred Stock (and Common Stock received upon conversion thereof) which such Holder (hereinafter referred to as the "Selling Holder") may, from time to time, propose to sell prior to the Initial Public Offering. Such right of first offer shall allow the Company, and to the extent not purchased by the Company, then each other Holder (each, hereinafter referred to as an "Offeree") to purchase its "Convertible Securities Proportionate Share" (as such term is defined below) of each class of the Stock proposed to be sold prior to the Initial Public Offering. In the event any Offeree does not purchase any or all of its Convertible Securities Proportionate Share of such Stock proposed to be sold prior to the Initial Public Offering, the other Offerees shall have the right to purchase such unpurchased Stock, as described below. The right of first offer granted hereunder shall terminate if unexercised within
25 Business Days after receipt of the notice described in
Section 4(c)hereof. Offerees may reallocate their right of first offer among themselves. This right of first offer shall not apply, however, to (i) sales or other dispositions by Holders pursuant to their tag-along rights in Section 5 hereof, or (ii) sales or other dispositions by Holders to their respective Affiliates (as hereinafter defined), who agree to acquire such shares subject to the provisions of this
Agreement. For purposes of this Section 4, any proposal to sell any Convertible Note (or portion thereof) shall be deemed a proposal to sell the shares of Senior Preferred Stock into which such Convertible Note (or portion thereof) is
convertible, and shall be subject to the provisions of this
Section 4 (and, notwithstanding any provision to the contrary contained in any Convertible Note, contemporaneously with closing of the purchase of any such shares pursuant to the exercise of any rights under this Section 4, such Convertible Note [or portion thereof, as the case may be] shall automatically and without further act by the holder thereof convert into such shares at the then applicable conversion price); and the parties further acknowledge and agree that each subsequent holder of a Convertible Note acquired prior to the Initial Public Offering shall agree to be subject to the provisions of this Agreement.
(b)(i)	"Convertible Securities Proportionate Share"
shall, in the case of any Holder Offeree, be equal to a fraction, the numerator of which shall equal the total number of shares of Common Stock (determined on an as-converted basis prior to a Participation Event and only including the Series B Preferred Stock, the Senior Preferred Stock [including the Senior Preferred Stock issuable upon conversion of the Convertible Notes] and Common Stock issuable upon conversion thereof) then owned by or issuable to such Offeree and the denominator of which shall equal the total number of such shares of Common Stock owned by or issuable to all Offerees,
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and in the case of the Company, be equal to the total amount of the Company Stock proposed to be sold by the Selling Holder.
	(ii)	"Affiliates" shall mean (I) each person or
entity that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Voting Securities of the subject referenced,
(II) each person or entity that controls, is controlled by or is under common control with the subject referenced or any Affiliate of the subject referenced, (III) each of the officers, directors, joint venturers and partners of the
subject referenced, (IV) any trust or beneficiary of a trust of which the subject referenced is the sole trustee or (V) any lineal descendants, ancestors, spouse or former spouses (as part of a marital dissolution) of the subject referenced (or any trust for the benefit thereof). For the purpose of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of Voting Securities, by contract or otherwise, of the subject referenced.
(c)	If a Selling Holder proposes to sell any shares of
Convertible Preferred Stock or Series A Preferred Stock (or Common Stock received upon conversion thereof) to which the right of first offer under this Section 4 applies, it shall give the Company and each Offeree written notice thereof, describing the number of shares thereof to be sold, the purchase price therefor (which shall be payable solely in cash) and the terms upon which such Selling Holder proposes to sell the same. The Company shall have ten Business Days from the date such notice is given to determine whether to purchase all or any portion of such Stock for the purchase price and upon the terms specified in the notice by giving written notice to Selling Holder and to each Offeree and stating therein the number of shares of Stock to be purchased. To the extent the Company has not determined to purchase all of the Stock proposed to be sold, each Offeree shall then have an additional ten Business Days from the date such notice is given to determine whether to purchase all or any portion of such Offeree's Convertible Securities Proportionate Share of such Stock not purchased by the Company for the purchase price and upon the terms specified in the notice by giving written notice to the Selling Holder and stating therein the number of shares of Stock to be purchased.

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(d)	If the Offerees and the Company have not elected
within such aggregate 20-Business Day period to purchase all of the shares of Stock proposed to be sold, the Selling Holder shall provide each Participating Offeree (as defined below) within five Business Days after such period ends with a schedule setting forth the following information: (i) the number of shares of Stock elected to be purchased, (ii) the purchasers thereof (hereinafter referred to as the "Participating Offerees") and the specific number of shares elected to be purchased by each such Participating Offeree, and
(iii) the number of shares not elected to be purchased. Each Participating Offeree shall thereafter have an additional ten Business Days after such five-Business Day period has elapsed to determine whether to purchase all or any portion of such Participating Offeree's "Residual Convertible Securities Proportionate Share" (as such term is defined below) of such remaining shares for the purchase price and upon the terms specified in the notice by giving written notice to the Selling Holder and stating therein the number of shares to be purchased. "Residual Convertible Securities Proportionate Share" shall be equal to a fraction, the numerator of which shall equal the total number of shares of Common Stock (as determined in the definition of Convertible Securities Proportionate Share) then owned by or issuable to such Participating Offeree and the denominator of which shall equal the total number of such shares of Common Stock owned by or issuable to all Participating Offerees (as so determined).
(e)	If the Offerees and the Company (considered together)
have not elected to purchase all of the shares proposed to be sold by the Selling Holder (within the time period for notifying the Selling Holder set forth above), then neither the Company nor any Offeree shall have any right to purchase any of such shares and the Selling Holder shall have 120 calendar days in which to sell all (but not less than all) of the shares originally proposed to be sold at a price not less than that contained in the notice previously given to the Offerees and the Company, and on terms and conditions not more favorable to the third party than those contained in such notice. If, at the end of such 120-calendar day period, the Selling Holder has not completed such sale of Convertible Preferred Stock, the Selling Holder shall no longer be permitted to sell Convertible Preferred Stock pursuant to this Section 4 without again fully complying with all of the provisions of this Section 4


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5.	Tag-Along Right With Respect to Sales of Canaan Stock.
(a) In addition to the requirements of Section 4 hereof,
Canaan Capital Limited Partnership and Canaan Capital Offshore Limited Partnership, C.V. (herein collectively referred to as "Canaan") shall not directly or indirectly sell, transfer or otherwise dispose of any equity securities of the Company (including, but not limited to, Common Stock, Series A Preferred Stock or Convertible Preferred Stock, (hereinafter referred to, collectively, as "Canaan Stock"), in a single transaction or related series of transactions, to any third party (other than (i) distributions of Canaan Stock to Canaan's partners generally either upon a liquidation or termination of the applicable Canaan entity or after a Qualified IPO (for purposes of this Agreement, as defined in the Certificate of Designation of the Senior Preferred Stock, as filed with the Secretary of State of Delaware and from time to time amended) and (ii) sales of Canaan Stock in a public market transaction after an Initial Public Offering) unless the terms and conditions of such sale, transfer or other disposition (hereinafter referred to as the "Third Party Disposition") to such third party shall contain an offer to each Holder, to include in such Third Party Disposition such number of shares of Common Stock or Convertible Preferred Stock as is determined in accordance with Section 5(b) below. At least 45 days prior to effecting any Third Party Disposition, Canaan shall promptly cause the terms and conditions of the Third Party Disposition to be reduced to a reasonably detailed writing (which writing shall identify the third party purchaser and shall include the offer to Holders to purchase or otherwise acquire their Common Stock or Convertible Preferred Stock, as the case may be, according to the terms and subject to the conditions of this
Section 5), and shall deliver, or cause the third party to deliver, written notice (hereinafter referred to as the "Notice") of the terms of such Third Party Disposition to each Holder. The Notice shall be accompanied by a true and correct copy of the agreement, if any, embodying the terms and conditions of the proposed Third Party Disposition or such written summary thereof if there is no agreement. At any time after receipt of the Notice (but in no event later than ten Business Days after receipt), any Holder may accept the offer included in the Notice for up to such number of its shares of Common Stock or Convertible Preferred Stock (including Convertible Preferred Stock issuable upon conversion of the Convertible Notes), as the case may be, as determined in accordance with the provisions of Section 5(b) below, by furnishing irrevocable written notice of such acceptance to Canaan and to the third party.
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(b)	In the event that any Holder elects to accept
the offer included in the Notice described in Section 5(a) above, such Holder (hereinafter referred to as the "Included Holder") shall have the right to sell, transfer or otherwise dispose of such number of its shares of Common Stock and/or Convertible Preferred Stock (including Convertible Preferred Stock issuable upon conversion of the Convertible Notes) pursuant to, and upon consummation of, the Third Party Disposition which is equal to the product of (X) the total number of shares of Common Stock owned by the Included Holder (assuming for the purpose of this calculation, the conversion of all shares of Convertible Preferred Stock and including Convertible Preferred Stock issuable upon conversion of the Convertible Notes) and (Y) a fraction, the numerator of which shall equal the total number of shares of Canaan Stock (calculated on an as converted basis) to be sold to the third party, and the denominator of which shall equal the total number of shares of Canaan Stock (calculated on an as converted basis) then owned by Canaan (assuming for the purposes of this calculation, the conversion of all shares of Convertible Preferred Stock). If the third party purchaser is not willing to purchase such additional shares, the number of shares to be sold by Canaan and the Included Holders shall be proportionately reduced based upon the number of shares then owned.
(c)	The purchase of Stock pursuant to this Section 5
shall be made on the same terms (including, without limitation, the per share consideration and method of payment, and the date of sale, transfer or other disposition), and subject to the same conditions, if any, as are provided to Canaan and stated in the Notice. Notwithstanding anything herein to the contrary, the rights set forth in this Section 5 shall only apply to shares of Holders' Convertible Preferred Stock in the event that the Canaan Stock to be sold in the Third Party Disposition is Convertible Preferred Stock, but shall not apply to Holders' Common Stock and Convertible Preferred Stock (including Convertible Preferred Stock issuable upon conversion of the Convertible Notes) in the event that the Canaan Stock to be sold in the Third Party Disposition is Common Stock.
(d) Upon the consummation of the disposition of
Stock to the third party pursuant to the Third Party Disposition, Canaan shall (i) cause the third party to remit directly to each Included Holder the sales price of its Stock disposed of pursuant thereto, and (ii) furnish such other evidence of the completion and time of completion of such disposition and the terms thereof as may reasonably be requested by such Included Holder. Each Included Holder will bear its pro rata share (based upon the number of shares of each class sold and the aggregate consideration of each class) of the brokerage and similar costs of any sale of Stock pursuant to this Section 5. Costs incurred by the Included Holder on its own behalf will not be considered costs of the transaction hereunder.
(e) If a Holder has not delivered to Canaan and to the
third party written notice of its acceptance of the offer contained in the Notice within 10 Business Days after the receipt of such Notice, it shall be deemed to have waived any and all rights pursuant to this Section 5 with respect to the disposition of its Stock described in the Notice, and Canaan shall have 45 days (calculated from the first day next succeeding the expiration of the 45 day acceptance period described above), in which to dispose of the aggregate amount of Canaan Stock described in the Notice to the third party identified in the Notice, on terms not more favorable to Canaan than those which were set forth in the Notice, provided that the foregoing shall not limit the obligations of Canaan pursuant to Section 4 above. If a Holder has delivered irrevocable written notice of acceptance as described in the preceding sentence and, if after 30 days following receipt of the Notice, Canaan and the third party shall not have completed the disposition of Canaan Stock to be sold in connection therewith in accordance with the terms of the Third Party Disposition, all the restrictions on the disposition of Canaan Stock contained in this Section 5 shall again be in force and effect.
6.	Closing Conditions.
(a)	Any third party purchaser of Convertible
Preferred Stock (or Common Stock received upon conversion thereof) shall agree in writing to be bound by all of the provisions and conditions of this Agreement as are applicable to Holders as though the third party purchaser had been an original signatory hereto (except insofar as such shares are acquired subsequent to an Initial Public Offering and the provisions hereof no longer apply to the holder of such shares).
(b) Unless otherwise agreed to by the parties, the
consummation of any disposition of Stock (hereinafter referred to as the "Closing") pursuant to this Agreement shall take place at the executive offices of the Company, within 20 Business Days after the date of the applicable notice of intention to buy. At the Closing, the purchaser(s) shall deliver a certified or bank cashier's check or shall transfer funds by wire transfer in the appropriate amount of any cash purchase price to the Company or such Selling Holder, as the case may be, against the simultaneous delivery of certificates representing the Stock being purchased, duly endorsed and in proper form for transfer, with any required stock transfer tax stamps affixed thereto, free and clear of all liens, claims and encumbrances, except as provided by this Agreement.
(c)	The obligation of the parties hereto to
consummate the closing of any of the sales of Stock shall be subject to purchaser(s) in each such transaction having received (A) all material consents, permits, licenses, orders or other approvals necessary for the purchase thereof, (B) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (hereinafter referred to as the "HSR Act"), and (C) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining the consummation of any such transaction shall be in effect.
(d)	Notwithstanding anything to the contrary
contained herein, if (A) any waiting period under the HSR Act applicable to the consummation of any such transaction pursuant to this Section 6 shall not have expired or been terminated,
(B) any preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining the consummation of any such transaction shall be in effect or (C) any material approvals have not been obtained, in any case, as of the date specified in this Section 4 for the consummation of such transaction, such date shall be deemed to be five Business Days following the later to occur of (x) the expiration or termination of the waiting period, (y) the expiration or termination of such order or injunction and (z) the receipt of such material approvals; provided, however, that the closing for such transaction shall not be delayed more than 60 days after the date specified in this Section 6.
7.	Board of Directors.
(a) The Holders hereby agree that at all times after
the date hereof the Board of Directors of the Company shall consist of seven directors elected or appointed as follows, subject to the designation rights of GE Capital Equity Investments, Inc. (hereinafter referred to as "GE Capital") and of ERS and of AG as more particularly set forth below: (i) three (3) directors shall be elected or appointed by the holders of shares of Senior Preferred Stock, voting separately as a single class on an as-converted basis, (ii) one (1) director shall be elected by the holders of shares of Series B2 Preferred Stock, voting separately as a single class, and (iii) three (3) directors, with relevant industry experience, shall be elected at large by the holders of shares of all voting Stock of the Company. Notwithstanding the foregoing provisions of this Section 7(a) above: (i) the director to be elected or appointed by the holders of shares of Series B2 Preferred Stock shall be designated by GE Capital so long as GE Capital, together with its Affiliates, continues to own at least seven percent (7%) of the sum of the Company's outstanding Voting Securities and those issuable upon conversion of the Convertible Notes, (ii) at least one (1) of the directors to be elected or appointed by the holders of shares of Senior Preferred Stock shall be designated by ERS so long as ERS, together with its Affiliates, continues to own at least seven percent (7%) of the sum of the Company's outstanding Voting Securities and those issuable upon conversion of the Convertible Notes and (iii) for so long as AG continues to own at least five percent (5%) of the sum of the Company's outstanding Voting Securities and those issuable upon conversion of the Convertible Notes, AG shall have the right at its option (x) to appoint one additional director, in which case, after written notice thereof to the Board of Directors, the Board of Directors shall be expanded to consist of eight directors (consisting of seven directors appointed as aforesaid and one director appointed by AG) or (y) to designate an authorized representative of AG (without voting rights) to attend as observer each meeting of the Board of Directors, with notice of such meetings to be given to AG in the form and manner given to the directors. In addition, for as long as PEC Israel Economic Corporation (hereinafter referred to as "PEC") and Discount Investment Corporation (hereinafter referred to as "Discount") together continue to own at least five percent (5%) of the sum of the Company's outstanding Voting Securities and those issuable upon conversion of the Convertible Notes, Discount shall have the right to designate an authorized representative of PEC and Discount (without voting rights) to attend as observer each meeting of the Board of Directors, with notice of such meetings to be given to PEC and Discount in the form and manner given to directors. Notwithstanding the foregoing, the parties acknowledge that the requirements of clause (iii)(y) of the second preceding sentence, and of the immediately preceding sentence, shall not affect the validity of any meeting of the Board of Directors or any action taken thereat, nor prevent the Board of Directors from acting by consent; it being further agreed that each such observer shall be entitled to receive copies of any written materials distributed to the Board of Directors at any meeting and shall enter into such reasonable confidentiality arrangements as shall be prescribed by the Board of Directors. Promptly on or after the date hereof, and from time to time as necessary, the Holders shall take all actions necessary to elect, or to approve and appoint members of the Board of Directors of the Company in accordance with the foregoing. The Holders hereby further agree not to amend any provision of the Amended Terms, Preferences, Rights and Limitations of the Series B Preferred Stock or the Certificate of Designation of the Senior Preferred Stock or the Company's Certificate of Incorporation which pertains to the composition of the Company's Board of Directors in any manner inconsistent with the provisions of the immediately preceding sentence without the prior written consent of GE Capital (so long as it is entitled to designate any directors, and insofar as such provisions pertain to GE Capital) and ERS (so long as it is entitled to designate any directors, and such provisions pertain to ERS) and AG (so long as it is entitled to designate any directors, and insofar as such provisions pertain to AG) and PEC and Discount (so long as Discount is entitled to designate any observers, and insofar as such provisions pertain to them). The foregoing Board arrangements will terminate upon the closing of a Qualified IPO of the Company.
 (b)	In the event that a vacancy is created on the
Board of Directors at any time by the death, disability, retirement, resignation or removal of any member of the Board of Directors, or for any other reason there shall exist or occur any vacancy on the Board, each Holder hereby agrees to cause the election or appointment as director to fill such vacancy of the individual designated by the Holders that had designated (pursuant to Section 7(a) hereof) the director whose death, disability, retirement, resignation or removal resulted in such vacancy on the Board (in the manner set forth in
Section 7(a) hereof).
(b) Each Holder hereby agrees to take all actions
necessary to call, or cause the Company and the appropriate officers and directors of the Company to call, an annual meeting (and when circumstances so require, a special meeting) of Holders of the Company and to vote all shares of Stock owned or held of record by such Holder at any such meeting and at any other annual or special meeting of stockholders in favor of, or take all actions by written consent in lieu of any such meeting as may be necessary to cause, the election as members of the Board of Directors of those individuals so designated in accordance with, and to otherwise effect the intent of, this
Section 7.
8.	Holders' Representations and Warranties.  Except with
respect to that certain Rights Agreement dated June 30, 1994, and that certain Co-Sale Agreement dated August 14, 1997, to which Canaan is a party, each Holder represents and warrants to each of the other Holders that there are no agreements to which such Holder is a party that will survive the execution and delivery of this Agreement with respect to the voting or transfer of the capital stock of the Company or with respect to any other aspect of the Company's affairs, other than this Agreement, the Voting Rights Agreement, dated December 10, 1980, as amended, between PEC Israel and Discount Investment Corporation, Ltd., and the Stock and Note Purchase Agreement and the agreements and documents contemplated thereby.
9.	Legend.  The Holders agree that each certificate
representing the Stock and the Canaan Stock now or hereafter held by a Holder shall be endorsed with a legend in substantially the following form:
"The shares represented by this certificate are
subject to a certain Amended and Restated
Securityholders Agreement dated as of February 11,
2000 which provides, among other things, for certain restrictions on the transfer of such shares. A copy of such Agreement is on file at the principal offices
of NewCheck Corporation and will be furnished upon
request to any holder of the shares represented by
this certificate."
10. Equitable Relief. It is hereby acknowledged that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed fully by the parties hereto in accordance with the terms specified herein, and that monetary damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties relying hereon in the event that the undertakings and provisions contained in this Agreement were breached or violated. Accordingly, each party hereto hereby agrees that each other party hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of the undertakings and provisions hereof and to enforce specifically the undertakings and provisions hereof in any court of the United States or any state having jurisdiction over the matter; it being understood that such remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.
11.	Miscellaneous.
(a)	Notices.  Any and all notices, designations,
consents, offers, acceptances, or any other communication provided for herein shall be made in writing by personal-delivery, first-class mail (registered or certified, with return receipt requested), telecopier (with "answer back" confirmation), or overnight air courier guaranteeing next day delivery in the case of the Company, at its address set forth at the beginning of this Agreement (Attn: Chief Executive Officer; telecopy No.: (904) 739-0905, and in the case of any Holder, to the address of such party appearing under its or his name on Annex I hereto (or to such other address as may be designated in writing by any such party in accordance with this
Section 11(a)). Such notices or communications shall be effective and deemed given upon delivery to said address.
(c) Complete Agreement; Amendment.  This Agreement
constitutes the complete understanding of the parties with respect to its subject matter and supersedes any other agreement or understanding relating thereto, including, without limitation, the Original Securityholder's Agreement. No amendment, change or modification of this Agreement shall be valid, binding or enforceable, unless the same shall be in writing and signed by (i) Persons who, in the aggregate, hold Convertible Preferred Stock (or a Convertible Note), or Common Stock into which the Convertible Preferred Stock(including Convertible Preferred Stock issuable or issued upon conversion of the Convertible Notes) has been converted, representing at least 66.67% of the total number of shares of Common Stock into which the Convertible Preferred Stock that has been issued is convertible (determined prior to a Participation Event) or has been converted, including in such calculation shares issuable or issued upon conversion of the Convertible Notes and excluding in such calculation shares issuable upon conversion of Convertible Preferred Stock acquired by the Company, and
(ii) solely with respect to any amendment, change or modification of Section 2 hereof, each Person who (together with its Affiliates) holds at least 5% of the total number of shares of Common Stock into which the Convertible Preferred Stock outstanding is convertible (determined prior to a Participation Event and including in such calculation shares issuable upon conversion of the Convertible Notes) and (iii) solely with respect to any amendment, change or modification of
Section 7 hereof affecting the rights of GE Capital, ERS, AG, PEC or Discount to designate a director (or nominate an observer, as the case may be), GE Capital, ERS, AG, PEC and Discount, respectively, and (iv) the holder of the ERS Convertible Note, on behalf of the Holders, and the Company to the extent their rights and obligations under this Agreement would be affected thereby. Any amendment, change or modification of this Agreement agreed to aforesaid shall be binding upon all Holders
(c)	Termination.  This Agreement may be terminated
at any time by an instrument in writing signed by the Holders described under clauses (i), (ii), (iii) and (iv) of Paragraph
(b) immediately preceding (without limiting any such Holders right to consent thereof or to withhold consent by reference to its rights under any Section of this Agreement) and, if sooner, upon the consummation of a Qualified IPO, except that the provisions of Section 5 hereof shall remain in effect for a period of seven years after the date hereof.
(d)	Waiver.  No failure or delay on the part of the
Holders or the Company or any of them in exercising any right, power or privilege hereunder, and no course of dealing between the Holders or the Company, shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude the simultaneous or later exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights and remedies which the Holders or the Company would otherwise have.
(e)	Counterparts.  This Agreement may be executed in
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument. This Agreement shall be binding upon the parties hereto notwithstanding the absence of any execution and delivery hereof by David Fries, who may subsequently be joined as a party by execution and delivery hereof.
(f)	Governing Law; Waivers.  This Agreement shall be
governed by, construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions thereof. Each of the parties hereby submits to personal jurisdiction and waives any objection as to venue in the County of New York, State of New York. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights hereunder.

(g)	Benefit and Binding Effect.  All of the terms
and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, including any permitted transferee of their Stock (other than as part of a registered offering under the Securities Act). References herein to any Holder shall include Holder and any of its successors and assigns.
(h)	Severability.  Whenever possible, each provision
of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
(i)	After-Acquired Shares.  All of the provisions of
this Agreement shall apply to all of the shares of Stock and Canaan Stock of the Company now owned or which may be issued to or acquired by a Holder in consequence of any additional issuance (including, without limitation, by exercise of an option or any warrant), purchase, exchange, conversion or reclassification of stock, corporate reorganization, or any other form of recapitalization, consolidation, merger, stock split or stock dividend, or which are acquired by a Holder in any other manner, which shall constitute Stock and Canaan Stock, as the case may be, for purposes of this Agreement.
 (j) Approvals and Consents. The Holders hereby agree, for themselves, their successors, heirs and legal representatives, to vote at stockholders' and directors' meetings of the Company, to prepare, execute and deliver or cause to be prepared, executed and delivered such further instruments and documents, to take such other actions and to adopt such by-laws and provisions of the certificate of incorporation as may be reasonably required to more effectively carry out the intent and purposes of this Agreement and the transactions contemplated hereby. They further agree to cause the Company to do the same.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


NEWCHECK CORPORATION


By: s/Thomas W. Wilson, Jr.
		---------------------------
		Thomas W. Wilson, Jr.
  Chief Executive Officer

ELECTRONIC RETAILING SYSTEMS
INTERNATIONAL,	INC.


By: s/ Bruce F. Failing, Jr.
    ------------------------
	Name: Bruce F. Failing, Jr.
	Title: Vice Chairman and Chief
     			Executive Officer

CANAAN CAPITAL OFFSHORE LIMITED
PARTNERSHIP, C.V., a limited
partnership formed under the laws
of the Netherlands Antilles

By:	Canaan Capital Management
    L.P., General Partner

By:	Canaan Capital Partners L.P.,
    General Partner

	By: s/Harry Rein
		--------------------------
		General Partner

CANAAN CAPITAL LIMITED
PARTNERSHIP, a Delaware limited
partnership

By:	Canaan Capital Management
    L.P., General Partner

By:	Canaan Capital Partners L.P.,
    General Partner

	By:	Harry Rein
		--------------------------
	     General Partner


GE CAPITAL EQUITY INVESTMENTS,
INC.

By: s/Brian S. Graff
      ------------------------
	Name: Brian S. Graff
     Title: Senior Vice President



PEC ISRAEL ECONOMIC CORPORATION

By: s/James I. Edelson
    ---------------------------
	Name: James I. Edelson
     Title: President



DISCOUNT INVESTMENT CORPORATION,
LTD.

By: s/Dr. Yoram Turbowicz
    s/Raanan Cohen
    ----------------------------
    	Name: Dr. Yoram Turbowicz
     Title: Chief Executive
              Officer
      Name: Raanan Cohen
      Title: Assistant to
               President



FIRST COMMERCE CAPITAL, INC.,
d/b/a BANC ONE CAPITAL

By: s/Gary A. Peat
    --------------------------
    Name: Gary A. Peat
    Title: Authorized Signatory

JACKSON NATIONAL LIFE INSURANCE
CO.,
by PPM AMERICA, INC. Attorney in
Fact

By: s/Gaetano Petrelli
   ----------------------------
	Name: Gaetano Petrelli
 Title: Vice President



						s/Leigh Q. Failing
						-----------------------------------
						LEIGH Q. FAILING


						TRUST UNDER PARAGRAPH II OF  ARTICLE
						FIRST OF THE FAILING TRUST U/A/D
						7/31/90 F/B/O BRUCE F. FAILING, III

						By: s/Leigh Q. Failing
						   --------------------------------
							LEIGH Q. FAILING

						TRUST UNDER PARAGRAPH II OF  ARTICLE
						FIRST OF THE FAILING TRUST U/A/D
						7/31/90 F/B/O LINDSAY FAILING

						By: s/Leigh Q. Failing
						   --------------------------------
							LEIGH Q. FAILING


						s/James Kjorlien
						-----------------------------------
						JAMES KJORLIEN

						s/Michael S. Pfeffer
						------------------------------------
						MICHAEL S. PFEFFER
s/Stephen Wertheimer
------------------------------------
STEPHEN WERTHEIMER, ON BEHALF OF
JEREMY J.E. BLOOMER & J. CHRISTOPHER
YOUNG TTEE CREDIT RESEARCH AND
TRADING LLC PFT SHR U/A DTD 1/1/96
FBO STEPHEN WERTHEIMER


						s/David Fries
						-----------------------------------
						DAVID FRIES


						s/Edward McGann
						-----------------------------------
						EDWARD MCGANN


						s/Michael Lee
						-----------------------------------
						MICHAEL LEE

						s/John Stevenson
						-----------------------------------
						JOHN STEVENSON

						s/Jerry Gabbard
						-----------------------------------
						JERRY GABBARD

						HENRY STREET ASSOCIATES, LLC


						By: s/Harry Rein
						   --------------------------------
					      	Name: Harry Rein
					      	Title: Member/Manager

AG CHECKOUT LLC


By: s/Joshua Brain
   --------------------------------
  		Name: Joshua Brain
  		Title: Vice President

						HAMILTON PARTNERS, LLC


						By s/Peter F. Murphy
						  ---------------------------------
					     	Name: Peter F. Murphy
					     	Title: President


						s/Robert M. Goodman
						-----------------------------------
						ROBERT M. GOODMAN

						KAVEH CORPORATION


						By s/Hossein Alizadeh
						   ------------------------------
				      		Name: Hossein Alizadeh
				      		Title: President

						BNY CAPITAL MARKETS, INC.


						By s/Behdad Alizadeh
						   ------------------------------
				      		Name: Behdad Alizadeh
				      		Title: Managing Director
						s/Stephen Wertheimer
						--------------------------------
      STEPHEN WERTHEIMER